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Exhibit 3.1

                          CERTIFICATE OF DESIGNATION
                                      OF
                 7.00% CUMULATIVE CONVERTIBLE PREFERRED UNITS
                                      OF
                          SIMON PROPERTY GROUP, L.P.


          WHEREAS, Simon Property Group, L.P. (the "Operating Partnership") has agreed to designate a series of preferred units having the powers, preferences and relative, participating, optional or other special rights set forth herein and to issue the units so designated solely as partial consideration for the NED Portfolio Properties as defined in certain contribution agreements with respect to properties the sale of which was arranged by NED Management Limited Partnership and WellsPark Management LLC and, under certain circumstances, as partial consideration for Pheasant Lane Mall in Nashua New Hampshire and Cambridgeside Galleria in Cambridge, Massachusetts pursuant to contribution agreements with respect to those properties (the contribution agreements for the NED Portfolio Properties. Pheasant Lane Mall and Cambridgeside Galleria are referred to herein as the "Contribution Agreements"); and

          WHEREAS, the designation of the preferred units of the Operating Partnership hereby is permitted by the terms of the Seventh Amended and Restated Limited Partnership Agreement of the Operating Partnership (the "Partnership Agreement");

          WHEREAS, Simon Property Group, Inc. (the "Corporation"), the managing general partner of the Operating Partnership (in such capacity, the "Managing General Partner"), has determined that it is in the best interest of the Operating Partnership to designate a new series of preferred units of the Operating Partnership;

          NOW THEREFORE, the Managing General Partner hereby designates a series of preferred units and fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such preferred units, as follows:

          SECTION 1. Designation and Number. The units of such series shall be designated "7.00% Cumulative Convertible Preferred Units" (the "7.00% Cumulative Convertible Preferred Units"). The authorized number of 7.00% Cumulative Convertible Preferred Units shall be 1,500,000 but such 7.00% Cumulative Convertible Preferred Units shall only be issuable as consideration pursuant to the Contribution Agreements. Subject to Sections 5 and 6 hereof, each 7.00% Cumulative Convertible Preferred Unit shall be paired with one (1) 8.00% Cumulative Redeemable Preferred Unit of the Operating Partnership ("8.00% Cumulative Redeemable Preferred Unit") or, if issued, with New Preferred Units as permitted under Section 5 of the Certificate of Designation of 8.00% Cumulative Redeemable Preferred Units (the "8.00% Certificate of Designation") and such paired units shall be subject to the transfer restrictions set forth in Section 9 hereof (as such, "Paired Units"); provided that in the event of
(i) the redemption by the Operating Partnership of 8.00% Cumulative Redeemable Preferred Units for Common Units; (ii) the conversion of 8.00% Cumulative Redeemable Preferred Units into 8.00% Cumulative Redeemable Preferred Stock (as defined in the 8.00% Certificate of Designation) as permitted under Section 6 of such 8.00% Certificate of Designation or (iii) the repurchase of 8.00% Cumulative Redeemable Preferred Units payable in Paired Shares as permitted under Section 7 of such 8.00% Certificate of Designation, then in each such case, the 7% Cumulative Convertible Preferred Units shall cease to be paired with such Common Units issuable upon such redemption, such 8.00% Cumulative Redeemable Preferred Stock issuable upon such conversion, or such Paired Shares issuable upon repurchase, as the case may be, of the 8.00% Cumulative Redeemable Preferred Units and the provisions of Section 9(b) hereof shall no longer apply to the 7.00% Cumulative Convertible Preferred Units which had been paired with the 8.00% Cumulative Redeemable Preferred Stock which were so redeemed or converted.

          SECTION 2. Ranking. The 7.00% Cumulative Convertible Preferred Units shall, with respect to the payment of distributions pursuant to Section
6.2 of the Partnership Agreement or rights upon the dissolution, liquidation or winding-up of the Operating Partnership, rank: (i) senior to the holders of Partnership Units of the Operating Partnership (the "Common Units") and any other equity securities of the Operating Partnership which by their terms rank junior to the 7.00% Cumulative Convertible Preferred Units as to distributions pursuant to Section 6.2 of the Partnership Agreement or rights upon the dissolution, liquidation or winding-up of the Operating Partnership (such Common Units and such other equity securities, collectively, the "Junior Units"), (ii) pari passu with any other preferred units which are not by their terms junior or, subject to Section 11 hereof, senior to the 7.00% Cumulative Convertible Preferred Units as to distributions pursuant to Section 6.2 of the Partnership Agreement or rights upon the dissolution, liquidation or winding-up of the Operating Partnership, and in all respects shall rank pari passu with the 6.50% Series A Convertible Preferred Units, Series B Convertible Preferred Units, 8-3/4% Series B Cumulative Redeemable Preferred Units, 7.89% Series C Cumulative Step-Up Premium Rate Preferred Units and 8.00% Cumulative Redeemable Preferred Units, which are the only preferred units of the Operating Partnership authorized as of the date hereof ("Parity Units") and (iii) subject to Section 11 hereof, junior to any other preferred units which by their terms are senior to the 7.00% Cumulative Convertible Preferred Units as to distributions pursuant to Section 6.2 of the Partnership Agreement or rights upon the dissolution, liquidation or winding-up of the Operating Partnership ("Senior Units").

          SECTION 3. Distributions. (a) Distributions on the 7.00% Cumulative Convertible Preferred Units are cumulative from the date of issuance and are payable quarterly on or about the last day of March, June, September and December of each year in an amount in cash equal to 7.00% of the Liquidation Preference (as defined herein) per annum.

          (b) Distributions on the 7.00% Cumulative Convertible Preferred Units, without any additional return on unpaid distributions, will accrue, whether or not the Operating Partnership has earnings, whether or not there are funds legally available for the payment of such distribution and whether or not such distributions are declared or paid when due. All such distributions accumulate from the first date of issuance of any such 7.00% Cumulative Convertible Preferred Units. Distributions on the 7.00% Cumulative Convertible Preferred Units shall cease to accumulate on such units on the date of their earlier conversion or redemption.

          (c) In allocating items of income, gain, loss and deductions which could have an effect upon the determination of the federal income tax liability of any holder of a 7.00% Cumulative Convertible Preferred Unit, except as otherwise required by Section 704(c) of the Internal Revenue Code of 1986, as amended, or any other applicable provisions thereof, the Operating Partnership shall allocate each such item proportionately, based on the distributive share of profits or losses, as the case may be, of the Operating Partnership allocated to holders of the 7.00% Cumulative Convertible Preferred Units as compared to the total of the distributive shares of such profits and losses, as the case may be, allocated to all partners of the Operating Partnership.

          (d) If any 7.00% Cumulative Convertible Preferred Units are outstanding, then, except as provided in the following sentence, no distributions shall be declared or paid or set apart for payment on any Parity Units or Junior Units for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on the 7.00% Cumulative Convertible Preferred Units for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) upon the 7.00% Cumulative Convertible Preferred Units and any Parity Units, all distributions declared upon the 7.00% Cumulative Convertible Preferred Units and any other Parity Units shall be declared pro rata so that the amount of distributions declared per 7.00% Cumulative Convertible Preferred Unit and such other Parity Units shall in all cases bear to each other the same ratio that accrued distributions per 7.00% Cumulative Convertible Preferred Unit and such other series of Parity Units bear to each other.

          (e) Except as provided in subparagraph (d) above, unless full cumulative distributions on the 7.00% Cumulative Convertible Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Junior Units) shall be declared, set aside for payment or paid and no other distribution shall be declared or made upon any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Units) by the Operating Partnership (except by conversion into or exchange for Junior Units).

          SECTION 4. Liquidation Preference. (a) Each 7.00% Cumulative Convertible Preferred Unit shall be entitled to a liquidation preference of $28.00 per 7.00% Cumulative Convertible Preferred Unit ("Liquidation Preference").

          (b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Operating Partnership pursuant to Article VIII of the Partnership Agreement, the holders of 7.00% Cumulative Convertible Preferred Units then outstanding shall be entitled to be paid out of the assets of the Operating Partnership available for distribution, after and subject to the payment in full of all amounts required to be distributed to the holders of Senior Units, but before any payment shall be made to the holders of Junior Units, an amount equal to the aggregate Liquidation Preference of the 7.00% Cumulative Convertible Preferred Units held by such holder, plus an amount equal to accrued and unpaid distributions thereon, if any. If upon any such liquidation, dissolution or winding up of the Operating Partnership the remaining assets of the Operating Partnership available for the distribution after payment in full of amounts required to be paid or distributed to holders of Senior Units shall be insufficient to pay the holders of the 7.00% Cumulative Convertible Preferred Units the full amount to which they shall be entitled, the holders of the 7.00% Cumulative Convertible Preferred Units and the holders of any series of Parity Units shall share ratably with other holders of Parity Units in any distribution of the remaining assets and funds of the Operating Partnership in proportion to the respective amounts which would otherwise be payable in respect to the Parity Units held by each of the said holders upon such distribution if all amounts payable on or with respect to said Parity Units were paid in full. After payment in full of the Liquidation Preference and accumulated and unpaid distributions to which they are entitled, the holders of 7.00% Cumulative Convertible Preferred Units shall not be entitled to any further participation in any distribution of the assets of the Operating Partnership.

          SECTION 5.     Redemption.    (a)  General.  The 7.00% Cumulative
Convertible Preferred Units are not redeemable, except as permitted under Sections 6 and 7 herein, prior to August 27, 2009.

          (b) Optional Redemption. (i) On and after August 27, 2009, the Operating Partnership may, at its option, at any time, redeem the 7.00% Cumulative Convertible Preferred Units, in whole or in part, at the Liquidation Preference, plus accrued and unpaid distributions thereon, if any, to and including the date of redemption (the "Redemption Price"). The Redemption Price (other than the portion thereof consisting of accrued and unpaid distributions, which shall be payable in cash) is payable in Common Units at the Deemed Partnership Unit Value, as of the Redemption Date (as defined below), of the Common Units to be issued.

          (ii) Provided that no later than the Redemption Date the Operating Partnership shall have (A) set apart the funds necessary to pay the accrued and unpaid distribution on all the 7.00% Cumulative Convertible Preferred Units then called for redemption and (B) reserved for issuance a sufficient number of authorized Common Units, the Operating Partnership may give the holders of the 7.00% Cumulative Convertible Preferred Units written notice ("Redemption Notice") of a redemption pursuant to Section 5(b) (a "Redemption") not more than 70 nor less than 40 calendar days prior to the date fixed for redemption (the "Redemption Date") at the address of such holders on the books of the Operating Partnership (provided that failure to give such notice or any defect therein shall not affect the validity of the proceeding for a Redemption except as to the holder to whom the Operating Partnership has failed to give such notice or whose notice was defective). The 7.00% Cumulative Convertible Preferred Units for which the Redemption Price has been paid shall no longer be deemed outstanding from and after the date of payment and all rights with respect to such units shall forthwith cease and terminate. In case fewer than all of the outstanding 7.00% Cumulative Convertible Preferred Units are called for redemption, such units shall be redeemed pro rata, as nearly as practicable, among all holders of 7.00% Cumulative Convertible Preferred Units, provided that, if within 20 business days of the Redemption Notice the Contributor Representative (as such term is defined in the Tax Protection Agreement entered into on or prior to the date hereof between Operating Partnership and certain other parties (the "Tax Protection Agreement")) notifies the Operating Partnership of an alternative allocation ("Allocation Notice"), then the redemption of the 7.00% Cumulative Preferred Units shall be allocated in accordance with such Allocation Notice. On or before the Redemption Date, a holder of 7.00% Cumulative Convertible Preferred Units shall have the conversion right set forth in Section 6 hereof notwithstanding anything in this Section 5 to the contrary.

          (c) In the event of the redemption of a 7.00% Cumulative Convertible Preferred Unit pursuant to this Section 5 for Common Units (but not any Paired Shares issued upon conversion thereof in exchange therefor), then such Common Units issuable upon such conversion shall be paired with 8.00% Cumulative Redeemable Preferred Units so that they are transferable, redeemable or convertible as a paired unit consisting of the Common Units so issued and one
(1) 8.00% Cumulative Redeemable Preferred Unit and such paired units shall be "Paired Units" for purposes hereof.

          SECTION 6.     Conversion.    (a)  Each 7.00% Cumulative Convertible
Preferred Unit shall be convertible at the option of the holder, at any time on and after August 27, 2004, upon no less than 15 business days prior written notice to the Corporation and the Operating Partnership, in whole or in part, unless previously redeemed, pursuant to Section 6(b) below.

          (b) Each 7.00% Cumulative Convertible Preferred Unit that the holder elects to convert will be redeemed for the sum of (i) a share of 7.00% Cumulative Convertible Preferred Stock of the Corporation having an aggregate liquidation preference equal to the Liquidation Preference of the 7.00% Cumulative Convertible Preferred Units that the holder elects to convert plus
(ii) a cash payment in an amount equal to accrued and unpaid distributions thereon. The preferred stock of the Corporation so issued shall have the rights and preferences set forth on Annex I hereto ("Corporation 7.00% Cumulative Convertible Preferred Stock"); provided, however, if the Closing Price of the Paired Shares on any three (3) consecutive trading days occurring after the date hereof is greater than the then Threshold Value (defined below), then each such 7.00% Cumulative Convertible Preferred Unit that the holder so elects to convert will instead be converted into 0.75676 Common Units (as adjusted from time to time pursuant to Section 6(c) hereof, the "Conversion Factor"). Common Units or Corporation 7.00% Cumulative Convertible Preferred Stock issuable upon the conversion of 7.00% Cumulative Convertible Preferred Units shall be deemed "Conversion Units" hereunder. The "Threshold Value" initially shall be $37.00 but shall be subject to adjustment pursuant to
Section 6(d) hereof.

          (c) Adjustments to the Conversion Factor. (i) Adjustments for Dividends and Distributions. In case the Operating Partnership shall at any time or from time to time after the original issuance of the 7.00% Cumulative Convertible Preferred Units declare a dividend, or make a distribution, on the outstanding Common Units, in either case, in additional Common Units, or effect a subdivision, combination, consolidation or reclassification of the outstanding Common Units into a greater or lesser number of Common Units, then, and in each such case, the Conversion Factor in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted by multiplying such Conversion Factor by a fraction, (A) the numerator of which is the number of Common Units that were outstanding immediately after such event and (B) the denominator of which is the number of Common Units outstanding immediately prior to such event. An adjustment made pursuant to this Section 6(c) shall become effective in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of Common Units entitled to receive such dividend or distribution, or in the case of any such subdivision, reclassification, consolidation or combination, at the close of business on the day upon which such partnership action becomes effective.

          (ii) Adjustment for Issuances. In case the Corporation shall issue (other than upon the exercise of options, rights or convertible securities) Paired Shares at a price per share less than 95% of the Current Per Share Market Price, then, and in each such case, the Conversion Factor in effect immediately prior to such issuance shall be adjusted so as to be equal to an amount determined by multiplying the Conversion Factor in effect immediately prior to such event by a fraction of which (A) the numerator shall be (x) the number of Paired Shares outstanding at the close of business on the date immediately preceding such issuance plus (y) the number of Paired Shares so issued and (B) the denominator shall be (x) the number of Paired Shares outstanding immediately preceding such issuance plus (y) the number of Paired Shares which the aggregate consideration receivable by the Corporation in connection with such issuance would purchase at such Current Per Share Market Price. For purposes of this Section 6(c)(ii), the aggregate consideration receivable by the Corporation in connection with the issuance for cash of Paired Shares shall be deemed to be equal to the gross offering price (before deduction of customary underwriting discounts or commissions and expenses payable to third parties) of all such securities being issued.

          (iii)     Issuance of Options, Warrants or Other Rights.   In case
the Corporation shall issue rights to subscribe for or purchase, or options or warrants to purchase, any Paired Shares (or securities convertible into Paired Shares) at a price per Paired Share (or having a conversion price per Paired Share) less than 95% of the Current Per Share Market Price, the Conversion Factor in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Factor in effect immediately prior thereto by a fraction, of which (A) the numerator shall be
(x) the number of Paired Shares outstanding on the date immediately preceding such issuance plus (y) the total number of additional Paired Shares offered for subscription or issuable upon exercise of such options or warrants (or into which the convertible securities so offered are convertible) and (B) the denominator of which shall be (x) the number of Paired Shares outstanding at the close of business on the date immediately preceding such issuance plus (y) the number of Paired Shares which the aggregate offering price of the total number of Paired Shares so offered for subscription or issuable upon exercise of such options or warrants (or the aggregate conversion price of the convertible securities so offered) would purchase at such the Current Per Share Market Price. Such adjustment shall be made successively whenever any rights, options or warrants are issued; provided, however, that in the event that all Paired Shares offered for subscription or purchase are not delivered (or securities convertible into Paired Shares are not delivered) upon the exercise of such rights, options or warrants, upon the expiration of such rights, options or warrants the Conversion Factor shall be readjusted to the Conversion Factor which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustments made upon the issuance of such rights, options or warrants been made based upon the number of Paired Shares (or securities convertible into Paired Shares) actually delivered upon the exercise of such rights, options or warrants rather than upon the number of Paired Shares offered for subscription or purchase. In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase Paired Shares at less than 95% of such Current Per Share Market Price, and in determining the aggregate offering price of such rights, options or warrants (or the aggregate conversion price of the convertible securities), there shall be taken into account any consideration received by the Corporation for such rights, options or warrants (or convertible securities) and receivable by the Corporation upon the exercise or conversion thereof, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors. Notwithstanding the foregoing, this Section 6(c)(iii) shall not apply to the issuance of a right, option or warrant to purchase Paired Shares pursuant to any employee stock option or similar plan adopted by the Board of Directors of the Corporation.

          (iv) Adjustment for Consolidation, Merger, Reorganization or Recapitalization, etc. In case of any consolidation, merger or reorganization of the Corporation or the Operating Partnership with or into another Entity or the sale of all or substantially all of the assets of the Corporation or the Operating Partnership to another Entity (other than a consolidation, merger or sale which is treated as a liquidation pursuant to Section 4 hereof or any recapitalization of either the Corporation or the Operating Partnership), each 7.00% Cumulative Convertible Preferred Unit shall, in the case of such sale, thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Corporation 7.00% Cumulative Convertible Preferred Stock of the Corporation or Common Units of the Operating Partnership, as the case may be, deliverable upon conversion of such 7.00% Cumulative Convertible Preferred Units would have been entitled upon such sale and, in the case of such consolidation, merger or reorganization or recapitalization, the holder of each 7.00% Cumulative Convertible Preferred Unit will, insofar as practicable, receive a security or securities in the surviving entity or the recapitalized entity, as the case may be, comparable to the 7.00% Cumulative Convertible Preferred Unit which, among other comparable provisions, insofar as may be practicable, shall be convertible into securities comparable to the Common Units but shall, following such merger, consolidation or reorganization, be immediately convertible following such merger, consolidation or reorganization notwithstanding the requirements set forth in
Section 6(b) hereof; and, in such case, other appropriate adjustments (as determined in good faith by the Board of Directors of the Corporation, in the case of a consolidation, merger, reorganization, recapitalization or sale involving the Corporation, or the Managing General Partner, in the case of a consolidation, merger, reorganization, recapitalization or sale involving the Operating Partnership) shall be made in the application of the provisions in this Section 6 set forth with respect to the rights and interests thereafter of the holders of the 7.00% Cumulative Convertible Preferred Units, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Factor) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock, partnership units or other property thereafter deliverable upon the conversion of the 7.00% Cumulative Convertible Preferred Units.

          (d) Adjustments to the Threshold Value. (i) In case the Corporation shall at any time or from time to time after the original issuance of the 7.00% Cumulative Convertible Preferred Units declare a dividend, or make a distribution, on the outstanding Paired Shares, in either case, in additional Paired Shares, or effect a subdivision, combination, consolidation or reclassification of the outstanding Paired Shares into a greater or lesser number of Paired Shares, then, and in each such case, the Threshold Value in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted by multiplying such Threshold Value by a fraction, (A) the numerator of which is the number of Paired Shares that were outstanding immediately prior such event and (B) the denominator of which is the number of Paired Shares outstanding immediately after to such event.

          (ii) The Threshold Value shall also be equitably adjusted to reflect the effect of an issuance which would result in an adjustment to the Conversion Factor under Section 6(c)(iv).

          (iii) An adjustment made pursuant to this Section 6(d) shall become effective in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of Paired Shares entitled to receive such dividend or distribution, or in the case of any such subdivision, reclassification, recapitalization, consolidation or combination, at the close of business on the day upon which such partnership or corporate action becomes effective.

          (e) No adjustment in the Conversion Factor or the Threshold Value shall be required unless such adjustment would require an increase or decrease of at least 0.25% of the Conversion Factor or the Threshold Value, as applicable; provided, that any adjustments which by reason of this Section 6(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

          (f) No fractional Conversion Units or scrip representing fractions of Conversion Units shall be issued upon conversion of a 7.00% Cumulative Convertible Preferred Unit. If a fractional Conversion Unit is otherwise deliverable to a converting holder upon a conversion of 7.00% Cumulative Convertible Preferred Units, the Operating Partnership shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fractional interest, calculated to the nearest 1/1000th of a unit, to be computed using the current market price of a Paired Share on the date of conversion, in the case of a conversion into Common Units.

          (g)  Whenever the Conversion Factor is adjusted pursuant to
Section 6(c) or the Threshold Value is adjusted pursuant to Section 6(d), the Operating Partnership shall promptly mail to the holders of 7.00% Cumulative Convertible Preferred Units at their addresses as shown on the books of the Operating Partnership and to the Contributor Representative at its notice address pursuant to the Tax Protection Agreement a notice stating that the Conversion Factor and/or the Threshold Value, as the case may be, has been adjusted, the effective date of such adjustment and the new Conversion Factor or Threshold Value.

          (h) In the event of the conversion of a 7.00% Cumulative Convertible Preferred Unit pursuant to this Section 6 into Common Units, then such Common Units issuable upon such conversion shall be paired with 8.00% Cumulative Redeemable Preferred Units so that they are transferable, redeemable or convertible as a paired unit consisting of 0.75676 Common Units (subject to adjustment) and one (1) 8.00% Cumulative Redeemable Preferred Unit and such paired units shall be "Paired Units" for purposes hereof; provided, however, that 8.00% Cumulative Redeemable Preferred Units shall not be paired with Paired Shares issued upon conversion or in exchange for Common Units. In the event of the conversion of a 7.00% Cumulative Convertible Preferred Unit pursuant to this Section 6 into 7.00% Cumulative Convertible Preferred Stock, then the 8.00% Cumulative Redeemable Preferred Unit to which it is paired shall simultaneously be converted into 8.00% Cumulative Convertible Preferred Stock pursuant to Section 6 of the 8.00% Certificate of Designation.

          SECTION 7.     Put Right.     (a)  In the event of (i) the death of
an Actual Taxpayer (as defined in the Tax Protection Agreement) holding directly or indirectly 7.00% Cumulative Convertible Preferred Units, (ii) in the case of 7.00% Cumulative Convertible Preferred Units held directly or indirectly by an Actual Taxpayer in trust, the death of the person designated from time to time by the trustee(s) of such trust, or (iii) a Tax Triggering Event with respect to an Actual Taxpayer holding directly or indirectly 7.00% Cumulative Convertible Preferred Units, then in any such event such holder or the subsequent holder or holders, as the case may be, of such 7.00% Cumulative Convertible Preferred Units may require the Operating Partnership to repurchase such 7.00% Cumulative Convertible Preferred Units, in accordance with Section 7(b) below, at a price of $28.00 per 7.00% Cumulative Convertible Preferred Unit, plus distributions accrued and unpaid to the repurchase date (such sum, the "Repurchase Price"). As used in this Section 7(a), "Tax Triggering Event" means, with respect to any Actual Taxpayer holding directly or indirectly 7.00% Cumulative Convertible Preferred Units, any transaction by the Operating Partnership (x) involving the Contributed Property and (y) constituting a Taxable Sale. The terms Contributed Property and Taxable Sale shall have the meanings specified in the Tax Protection Agreement. The term "Repurchase Date" shall mean the date on which the first payment (in cash or Paired Shares) is made as described in Section 7(b) below.

          (b) The aggregate Repurchase Price shall be paid within one year after the exercise of the right described in Section 7(a) above, at the option of the Operating Partnership, (i) in cash, or (ii) in fully registered Paired Shares valued at the Current Per Share Market Price for such Paired Shares as of the date such shares are to be issued hereunder, except that the portion of the aggregate Repurchase Price consisting of accrued and unpaid distributions shall be paid in full in cash when such distributions are paid with respect to other 7.00% Cumulative Convertible Preferred Units, but in no event later than the time of the first cash payment provided in this Section 7(b) or the issuance of such Paired Shares, as the case may be. If the Operating Partnership elects to pay for the 7.00% Cumulative Convertible Preferred Units in cash, the aggregate Repurchase Price shall be paid, at the option of the Operating Partnership, either (x) in full on or before such date which is one year after the exercise of the right described in Section 7(a) above or (y) in four (4) equal annual installments commencing not later than one year after the exercise of the right described in Section 7(a) above, with interest accruing on unpaid amounts from the date of exercise of the right described in Section 7(a) above at the rate of 7% per annum.

          SECTION 8. No Right to Certain Distributions. Any holder of 7.00% Cumulative Convertible Preferred Units whose units are redeemed pursuant to Section 5 hereto, converted pursuant to Section 6 hereto or caused to be repurchased pursuant to Section 7 hereto, prior to being entitled to received any cash or other securities upon the occurrence of any such event, will be required to execute and deliver to the Operating Partnership and the Corporation a Distribution Return Agreement substantially in the form of Annex II hereto.

          SECTION 9. Restrictions on Transfer; Stapled Security. Restrictions on Transfer, Redemption, Conversion or Put; Stapled Security. (a) The Paired Units shall be subject to the restrictions on transfer set forth in Sections 9.3 and 9.5 of the Partnership Agreement as if such units were "Partnership Units" thereunder. Any transfer or attempted transfer in violation of the provisions of this Section 9(a) shall be null and void.

          (b) Notwithstanding anything in this Certificate of Designation to the contrary, Paired Units shall only be transferred to a transferee, caused to be redeemed pursuant to Section 5, converted pursuant to Section 6 or caused to be repurchased pursuant to Section 7 as a Paired Unit, if any such units are otherwise required to be paired under this Certificate of Designation. Any such transfer, redemption or repurchase or attempted transfer, redemption or repurchase of 7.00% Cumulative Convertible Preferred Units in violation of the provisions of this Section 9(b) shall be null and void.

          SECTION 10. Status of Converted or Redeemed 7.00% Cumulative Convertible Preferred Units. Upon any conversion or any redemption, repurchase or other acquisition by the Operating Partnership of 7.00% Cumulative Convertible Preferred Units, the 7.00% Cumulative Convertible Preferred Units so converted, redeemed, repurchased or acquired shall be retired and canceled.

          SECTION 11. Voting. (a) The Operating Partnership shall not, without the affirmative consent or approval of the holders of at least a majority of the 7.00% Cumulative Convertible Preferred Units then outstanding, voting separately as a class, (i) authorize any Senior Units; (ii) amend, alter or modify any of the provisions of this Certificate of Designation so as to adversely affect the holders of 7.00% Cumulative Convertible Preferred Units; or (iii) issue to any holder of Common Units any Parity Units by way of exchange, distribution or similar transaction in respect of such Common Units, unless such exchange, distribution or similar transaction is for fair value (as determined in good faith by the Managing General Partner).

          (b) The Corporation shall not, without the affirmative consent or approval of the holders of at least a majority in Liquidation Preference of the 7.00% Cumulative Convertible Preferred Units and Corporation 7.00% Cumulative Convertible Preferred Stock then outstanding, voting together as a single class, (i) authorize any Senior Preferred Stock (as defined in Annex I hereto) or (ii) amend, alter or modify any of the provisions of the Certificate of Designation of the Corporation 7.00% Cumulative Convertible Preferred Stock so as to adversely affect the holders thereof.

          SECTION 12.Registration Rights for Corporation 7.00% Cumulative Convertible Preferred Stock. The Corporation 7.00% Cumulative Convertible Preferred Stock issued to any holder of 7.00% Cumulative Convertible Preferred Units pursuant to Section 6 hereof shall be deemed "Registrable Securities" for purposes of Section 9.6 of the Partnership Agreement, subject to the limitations and qualifications contained in Section 9.6 of the Partnership Agreement unless the holder of such 7.00% Cumulative Convertible Preferred Units is party to a registration rights agreement pursuant to Section 5.06 of the Portfolio Agreement, in which case such holder exclusively shall have the rights set forth therein.

          SECTION 13. Issuance of Paired SRC Limited Partnership Units. If any Common Units are to be issued to a holder of a 7.00% Cumulative Convertible Preferred Unit in connection with the redemption or conversion of such 7.00% Cumulative Convertible Preferred Unit as provided herein, the Operating Partnership shall distribute to the holder of such 7.00% Cumulative Convertible Preferred Unit so converted, for no additional consideration, a number of SRC Limited Partnership Units (as defined in the Partnership Agreement) equal to the number of Common Units so issued; provided, however, that if the value of such SRC Limited Partnership Units, as determined by the Operating Partnership consistent with its prior valuation methodology used to value SRC Limited Partnership Units, exceeds $.50 per Unit, then prior to the distribution of such SRC Limited Partnership Units, the Operating Partnership shall notify the Contributor Representative of its valuation of the SRC Limited Partnership Units. If the Contributor Representative believes that the distribution of such SRC Limited Partnership Units may be taxable to the converting holders under Section 731(a) of the Code it may request that the Operating Partnership offer to provide the converting Partners with the opportunity to enter into so-called "bottom-up" guarantees under terms and conditions set forth in Section 2(z) of the Tax Protection Agreement, mutatis mutandis. Remedy for a failure by the Operating Partnership to comply with such obligation to provide "bottom-up" guarantees shall be as set forth in Section 3 of the Tax Protection Agreement, mutatis mutandis. It shall be a condition to any distribution of SRC Limited Partnership Units to a holder that such holder agree in writing to become a limited partner under the SRC Partnership agreement.

          SECTION 14. Definitions. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

          "Closing Price" on any date shall mean the last sale price per share, regular way, of the Paired Shares or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the Paired Shares in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Paired Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Paired Shares are listed or admitted to trading or, if the Paired Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the Paired Shares or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Paired Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Paired Shares selected from time to time by the Board of Directors of the Managing General Partner.

          "Current Per Share Market Price" on any date shall mean the average of the Closing Prices for the five consecutive Trading Days ending on such date.

          "Deemed Partnership Unit Value" as of any date shall mean (i) the Current Per Share Market Price as of the Trading Day immediately preceding such date, minus (ii) the SPG Realty Deemed Partnership Unit Value; provided, however, that in the event of a stock dividend, stock split, stock distribution or the like, the Deemed Partnership Unit Value shall be adjusted by the Managing General Partner to provide fair and equitable arrangements, to the extent necessary, to fully adjust and avoid any dilution in the rights of the holders of the 7.00% Cumulative Convertible Preferred Units.

          "Entity" shall mean any general partnership, limited partnership, limited liability company, limited liability partnership, corporation, joint venture, trust, business trust, cooperative or association.

          "Limited Partners" shall mean those Persons whose names are set forth on Exhibit A to the Partnership Agreement as Limited Partners, their permitted successors or assigns as limited partners hereof, and/or any Person who, at the time of reference thereto, is a limited partner of the Operating Partnership.

          "Managing General Partner" shall mean Simon Property Group, Inc., a Delaware corporation.

          "Non-Managing General Partners" shall mean, collectively, SD Property Group, Inc. and SPG Properties, Inc.

          "Paired Share" shall mean one Share and one Trust Interest.

          "Partners" shall mean the Managing General Partner, the Non-Managing General Partners and the Limited Partners, their duly admitted successors or assigns or any Person who is a partner of the Operating Partnership at the time of reference thereto.

          "Partnership Units" shall mean the interest in the Operating Partnership of any Partner which entitles a Partner to the allocations (and each item thereof) specified in the Partnership Agreement and all distributions from the Operating Partnership, and its rights of management, consent, approval, or participation, if any, as provided in the Partnership Agreement. Partnership Units do not include Preferred Units. Each Partner's percentage ownership interest in the Operating Partnership shall be determined by dividing the number of Partnership Units then owned by each Partner by the total number of Partnership Units then outstanding.

          "Person" shall mean any individual or Entity.

          "Shares" shall mean the shares of common stock, par value $0.0001 per share, of the Corporation.

          "SPG Managing General Partner" shall mean SPG Realty Consultants,
Inc.

          "SPG Realty" shall mean SPG Realty Consultants, Inc.

          "SPG Realty Deemed Partnership Unit Value" with respect to a particular Trust Interest as of any date shall mean the value of the SPG Shares underlying such Trust Interest, which shall be an amount equal to the greater of (i) the aggregate par value of the SPG Share underlying the Trust Interest and (ii) the amount determined in good faith by the Board of Directors of the SPG Managing General Partner to represent the fair market net asset value of the SPG Share underlying the Trust Interest.

          "SPG Shares" shall mean the Common Stock, par value $.01 per share of the SPG Managing General Partner.

          "Trading Day" shall mean a day on which the principal national securities exchange on which the Paired Shares are listed or admitted to trading is open for the transaction of business or, if the Paired Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "Trust" shall mean the trust owning all of the outstanding shares of Common Stock, par value $0.0001 per share, of SPG Realty subject to a trust agreement among certain stockholders of the Corporation, a trustee and the SPG Realty pursuant to which all holders of Shares are beneficiaries of such Trust.

          "Trust Interest" shall mean a pro rata beneficial interest in the Trust.



          IN WITNESS WHEREOF, the Managing General Partner has caused this Certificate to be signed by James M. Barkley its Secretary, this 27th day of August, 1999.



                              By:     /s/ James M. Barkley
                                   Name:     James M. Barkley
                                   Title:    Secretary

                         DISTRIBUTION RETURN AGREEMENT

                                                      Date:  __________________



Simon Property Group, L.P.
National City Center
115 West Washington Street, Suite 15 East
Indianapolis, Indiana 46204



Dear Sirs:

     The undersigned is a holder of 7.00% Cumulative Convertible Preferred Units ("Preferred Units") of Simon Property Group, L.P., a Delaware limited liability (the "Operating Partnership"). On the date hereof, the undersigned has presented to the Operating Partnership _____________ (number) Preferred Units (the "Tendered Units") for (a) redemption (the "Redemption"); (b) conversion (the "Conversion") or (c) repurchase (the "Repurchase") pursuant to their terms. This letter agreement is being given in satisfaction of a condition to the Redemption, Conversion, or Repurchase, as applicable, of the Tendered Units.

     The undersigned hereby agrees with the Operating Partnership that, in the event the undersigned receives any payment or distribution with respect to Tendered Units after their Redemption, Conversion, or Repurchase, as applicable, other than a payment or distribution required to be made in connection therewith, the undersigned will promptly remit such payment or distribution back to the Operating Partnership.



     In furtherance of the foregoing, the undersigned further grants to the Operating Partnership the right to set off against any unpaid amount due to the Operating Partnership under this letter agreement any debt or other obligation of the Operating Partnership owing to the undersigned, including, without limitation, any dividend or other distribution payable to the undersigned by reason of its ownership of Preferred Units or any other securities of the Operating Partnership.



     This letter agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to conflicts of laws principles.

                              Very truly yours,




                              (Name of Holder of Preferred Units)



                              By:
                                 Name:
                                 Title:



AGREED:
SIMON PROPERTY GROUP, L.P.



By:
  Name:
  Title: